Exhibit 99.1
                                                                    ------------

                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                    Phil Levin., Chairman  & CEO
                                                                  (419) 535-6374


                  N-VIRO ANNOUNCES NOTICE OF SETTLEMENT HEARING

Toledo,  Ohio, August 27, 2004 - N-Viro International Corp. (OTC Bulletin Board:
NVIC.OB) announced today it has been notified by the Delaware Chancery Court on August 25, 2004 that a date of October 14, 2004 has been set to hold a hearing on the Company's proposed settlement of a derivative action filed June 11, 2003 by Strategic Asset Management, Inc., and to enter judgment on the settlement terms. A Notice of Settlement Hearing and the Scheduling Order will be mailed within seven days to all stockholders of record on August 25, 2004.

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.

The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein.

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